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EXHIBIT 2.2

AMENDMENT NO. 1
to
AGREEMENT AND PLAN OF MERGER

    This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of June 7, 2001, is by and among Ascent Energy Inc., a Delaware corporation ("Parent"), Pontotoc Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Pontotoc Production, Inc., a Nevada corporation ("Company").

W I T N E S S E T H:

    WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger dated as of January 19, 2001 (the "Agreement"); and

    WHEREAS, the parties desire to amend the Agreement in the manner provided below.

    NOW, THEREFORE, the parties agree as follows:

    1.  Section 4.1 of the Agreement is amended such that the last two sentences of such section are replaced with the following:

  "Parent will become a subsidiary of Forman Petroleum Corporation, a Louisiana corporation ("Forman"), upon completion of the Restructuring (as defined in Section 6.15 below). For purposes of this Article IV, Parent hereby makes the same representations and warranties with respect to Forman as Parent is making with respect to its subsidiaries."

    2.  Section 6.15 of the Agreement is amended to read in its entirety as follows:

      "Section 6.15 Forman Restructuring. Parent shall use its best efforts to cause (a) its shareholders to sell or otherwise transfer all of the capital stock of Parent to Forman so that Parent shall become a direct subsidiary of Forman and (b) Forman to contribute all of its assets and related liabilities to Parent (collectively, the "Restructuring"). Parent shall promptly notify Company when the Restructuring has been completed."

    3.  The first clause of Section 8.1(b)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

  "(ii) the Offer has not been consummated on or before July 31, 2001 (the "End Date");"

    4.  Section 5 of Annex I to the Agreement is hereby deleted in its entirety.

    5.  Except as expressly set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

    6.  This Amendment shall be governed by, and shall be construed and enforced in accordance with, the substantive laws of the State of Delaware.

    7.  From and after the effectiveness of this Amendment, the terms "this Agreement", "hereof", "herein", "hereunder" and terms of like import, when used herein or in the Agreement shall, except where the context otherwise requires, refer to the Agreement, as amended by this Amendment.

    8.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Amendment.

ASCENT ENERGY INC.
By:	/s/ JEFFREY CLARKE Jeffrey Clarke President
PONTOTOC ACQUISITION CORP.
By:	/s/ JEFFREY CLARKE Jeffrey Clarke President
PONTOTOC PRODUCTION, INC.
By:	/s/ JAMES ROBSON, JR. James Robson, Jr. President

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AMENDMENT NO. 1 to AGREEMENT AND PLAN OF MERGER